Exhibit 10.14

October 22, 2007

Paul Hollerbach
11 El Campanero
Orinda, CA 94563

Dear Paul,

On behalf of everyone here at Current Media LLC, I am very pleased to offer you the position of Chief Financial Officer, reporting to me, with a start date of October 29, 2007.  As discussed, here are some details of your employment.

This is a full-time, regular, exempt position.  The compensation is a semi-monthly salary of $12,500 per pay period, which works out to $300,000 on an annualized basis.  In addition, you will be eligible to receive an annual bonus of $100,000, less all required withholdings and taxes, if you achieve mutually agreed upon benchmarks to be proposed by you.

You will be granted 190,000 shares of non-voting common stock as soon as practicable after the commencement of your employment, with 50,000 of those shares vesting in one installment on the first anniversary of your employment; 60,000 shares vesting in equal monthly installments in the second year of your employment; and 80,000 shares vesting in equal monthly installments in the third year of your employment.  The stock grant shall be governed by the terms of your share award agreement and the Company’s equity incentive plan; however the vesting arrangement shall be consistent with the terms outlined in this letter.  Should the Company experience a Change in Control, the vesting of any unvested equity grants will be accelerated so that, upon the occurrence of the Change in Control, you will be vested in the number of shares that would otherwise have vested in the twelve month period following the Change in Control.

Current offers employees 10 company-paid holidays per year.  You will be eligible to join Current’s health and welfare benefits plan on the first day of the month following thirty days of employment, and you may join our 401(k) plan on a quarterly basis beginning January 1, 2008.  What’s more, Current will match 50 cents of every dollar that you invest in your 401(k) up to 6% of your annual salary.

Please note that this offer is contingent upon your acceptance by signing below, and also upon verification of your identity and employment eligibility.  Should you decide to accept our offer, you would be an at-will employee of Current, which means that either party may terminate the relationship at any time, for any lawful reason.  As a Current employee you would naturally be expected to comply with our policies and procedures as modified from time to time.

We are very excited to have you join us and to be working with you to transform and democratize television.  To accept our offer, please send your signed letter via our confidential fax: 415-995-8273.   lf you have questions before you start, please contact me our HR Manager, Kim Vaccaro at 415-995-8272 or kvaccaro@currentmedia.com.

Sincerely,

/s/ Joel Hyatt

Accepted:
/s/ Paul Hollerbach